Exhibit 21.1
SUBSIDIARIES OF UNIVERSAL COMPRESSION PARTNERS, L.P.

Entity	Jurisdiction of Organization
UCLP OLP GP LLC	Delaware

UC Operating Partnership, L.P.	Delaware

UCLP Leasing GP LLC	Delaware

UCLP Leasing, L.P.	Delaware